UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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Markel Corporation
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MARKEL CORPORATION
Notice of Annual Meeting of Shareholders
To the Shareholders of Markel Corporation:
Notice is hereby given that the 2017 Annual Meeting of Shareholders of Markel Corporation (the “Company”) will be held at Altria Theater, 6 North Laurel Street, Richmond, Virginia, on Monday, May 15, 2017, starting at 4:30 p.m.
The purposes for which the meeting is being held are:
1. To elect the members of the Board of Directors to serve until the next annual meeting of shareholders;
2. To hold an advisory vote on executive compensation;
3. To hold an advisory vote on the frequency of shareholder advisory votes approving executive compensation;
4. To ratify the selection of KPMG LLP by the Audit Committee of the Board of Directors as the Company’s independent registered public accounting firm for the year ending December 31, 2017; and
5. To transact such other business as may properly come before the meeting.
This year, we are again taking advantage of the Securities and Exchange Commission rule allowing shareholders to receive proxy materials over the Internet. We have mailed to most beneficial owners of our shares a notice of availability of proxy materials. Registered owners of our shares, owners of our shares through Company benefit plans and other shareholders who have requested paper copies of materials are receiving a copy of proxy materials by mail. In any case, it is important that your shares be represented and voted. Whether or not you expect to attend the meeting in person, you are requested to promptly vote and submit your proxy by phone, via the Internet, or, if you have received a printed copy of these proxy materials by mail, by signing, dating, and returning your proxy card in the envelope provided, on which no postage is needed if mailed in the United States.
A copy of the Company’s Annual Report to Shareholders for the year ended December 31, 2016 is being mailed with this Notice and the Proxy Statement to shareholders receiving paper copies.
You are cordially invited to attend the meeting. Directions to attend the meeting may be obtained by writing Bruce Kay, Investor Relations, at 4521 Highwoods Parkway, Glen Allen, Virginia, 23060, or by calling (800) 446-6671.

By Order of the Board of Directors
Richard R. Grinnan Secretary
March 24, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
2017 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2017
The Company’s Proxy Statement for the 2017 Annual Meeting of Shareholders and the Company’s Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are available at www.markelcorp.com/proxymaterials.

MARKEL CORPORATION
4521 Highwoods Parkway
Glen Allen, Virginia 23060

PROXY STATEMENT ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 15, 2017

The accompanying proxy is solicited by the Board of Directors of Markel Corporation for use at the Annual Meeting of Shareholders of the Company to be held May 15, 2017, or any adjournments of the meeting, for the purposes set forth in this Proxy Statement and the attached Notice of Annual Meeting of Shareholders. A Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”), containing instructions on how to access this Proxy Statement and our Annual Report online, was mailed to some of the Company’s shareholders on or about March 24, 2017. On that date, we also began mailing a full set of proxy materials to other shareholders, including those shareholders who had previously requested paper copies of our proxy materials.
If you received the E-Proxy Notice by mail, you will not automatically receive a printed copy of the proxy materials or the Annual Report to Shareholders. Instead, the E-Proxy Notice instructs you how you may access and review all of the important information contained in the proxy materials, including the Company’s Annual Report to Shareholders. The E-Proxy Notice also instructs you how you may submit your proxy. If you would like to receive a printed copy of our proxy materials, including our Annual Report to Shareholders, you should follow the instructions for requesting such materials included in the E-Proxy Notice.
Record Date
The Board of Directors has fixed the close of business on March 7, 2017, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournments. Each holder of record of the Company’s Common Stock, no par value (the “Common Stock”), on the record date will be entitled to one vote for each share registered in his or her name with respect to each matter properly brought before the meeting. As of the close of business on the record date, 13,959,516 shares of Common Stock were outstanding and entitled to vote at the meeting. A majority of the outstanding shares on the record date constitutes a quorum for the meeting. Abstentions and broker non-votes are counted in determining a quorum.
Solicitation
If sufficient proxies are not returned in response to this solicitation, supplementary solicitations may also be made by mail, telephone, electronic communication or personal interview by directors, officers and employees of the Company, none of whom will receive additional compensation for these services. The Company may retain an outside proxy solicitation firm to assist in the solicitation of proxies, but at this time does not have plans to do so. Costs of solicitation of proxies will be borne by the Company, which will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in forwarding proxy materials to the beneficial owners of shares held by them.
Proxies
The shares represented by all properly executed proxies received by the Secretary of the Company will be voted as set forth in the proxy. Any proxy may be revoked at any time before the shares to which it relates are voted, either by written notice (which may be in the form of a substitute proxy bearing a later date delivered to the secretary of the meeting) or by attending the meeting and voting in person.

Votes Required
Directors will be elected by a majority of the votes cast, unless the election is contested. A majority of votes cast means that the number of shares voted for a director exceeds the number of votes cast against the director. In a contested election, where the number of nominees for director exceeds the number of directors to be elected, directors are elected by a plurality of the votes cast. If there are more persons properly nominated for election than the number of available Board positions, then the nominees receiving the most votes will be elected for the available positions. The approval, on an advisory basis, of executive compensation requires more votes in favor than votes against. For the advisory vote on the frequency of the advisory vote approving executive compensation, the option (one, two or three years) receiving the greatest number of votes will be considered the frequency recommended by shareholders. The ratification of the selection of the Company’s independent registered public accounting firm requires more votes in favor than votes against. Broker discretionary voting is permitted only for the proposed ratification of the selection of the Company’s independent public registered accounting firm. Broker non-votes and abstentions will not be counted as votes in favor or against any of the items presented.

ELECTION OF DIRECTORS
Nominees
Members of the Board of Directors will be elected at the meeting to serve until the next annual meeting of shareholders and the election and qualification of their successors. The Board of Directors currently consists of fifteen members.
All of the Company’s current directors were elected by the shareholders at the 2016 Annual Meeting, except for Thomas S. Gayner and Richard R. Whitt, III, the Co-Chief Executive Officers of the Company, who were unanimously elected to the Board of Directors by the Company’s Board of Directors on August 30, 2016. All Board members attended the 2016 Annual Meeting, and all are expected to attend the 2017 Annual Meeting, absent unusual circumstances.
Each of the nominees has consented to being named as a nominee in this Proxy Statement, has agreed to serve if elected, and has furnished to the Company the information set forth in the following table.
The Board of Directors recommends a vote FOR the election of the nominees named below. It is expected that each of the nominees will be able to serve, but if any nominee is unable to serve for any reason (which is not now anticipated), the Board of Directors will name a substitute nominee, and the proxies will vote for that person.
The Board of Directors believes that each nominee possesses integrity; leadership and policy making experience; the communication and interpersonal skills necessary to function effectively as a member of a decision-making body; and the ability to act in the best interests of the shareholders in order to serve the Company. In addition, the nominees collectively bring to the Board a combination of business and financial expertise, government or community service, and diversity of experience and of background to equip the Board to deal with the range of issues it must address.

Name, Age, Positions with the Company or Principal Occupation For Past Five Years, and Other Information	Director Since

ALAN I. KIRSHNER, 81
Executive Chairman since January 2016; Chairman of the Board of Directors since 1986 and Chief Executive Officer from 1986-2015. Mr. Kirshner has been with the Company since 1960 and has been its Chairman of the Board since it became a public company in 1986 and its Chief Executive Officer from 1986-2015. Mr. Kirshner, Anthony Markel and Steven Markel functioned collectively as the senior leadership team over that period as the Company grew from approximately $60 million in total assets to approximately $25 billion. Mr. Kirshner brings to the Board extensive executive management experience and in-depth knowledge of the Company and its operations.
1978

ANTHONY F. MARKEL, 75
Vice Chairman since May 2008; President and Chief Operating Officer March 1992-April 2008. Director, Hilb, Rogal & Hobbs Company, 1998-2008. Mr. Markel has been employed by the Company since 1964 and has been a member of its senior leadership team since it went public, with a focus on operations. He has held numerous leadership positions in the insurance industry (most recently as a member of the Board of Governors of the Property Casualty Insurance Association of America from 2002 to 2009) and has served as a director of Hilb, Rogal & Hobbs Company, another public company involved in the insurance business, before its acquisition by Willis Group Holdings PLC. Mr. Markel provides an exceptional breadth of industry-relevant experience to the Board and its deliberations.
1978

Name, Age, Positions with the Company or Principal Occupation For Past Five Years, and Other Information	Director Since
STEVEN A. MARKEL, 68
Vice Chairman since March 1992. Director, Union First Market Bankshares Corporation, 2010-2013; and Director, S&K Famous Brands, Inc., 1996-2009. Mr. Markel has been employed by the Company since 1975 and has been a member of its senior leadership team since it went public, with a focus on finance and investments. He has also served as a director of other public companies (Union First Market Bankshares Corporation and S&K Famous Brands). Mr. Markel’s knowledge of the Company’s financial operations and of the investment environment in which the Company operates contributes to the Board’s oversight and understanding of the Company’s financial position.
1978

J. ALFRED BROADDUS, JR., 77
Private Investor; President, Federal Reserve Bank of Richmond, 1993-2004. Director, Owens & Minor, Inc., 2004-2013; Director, T. Rowe Price Group Inc., 2004-2013; and Director, Albemarle Corporation 2004-2012. Mr. Broaddus has a Ph.D. in economics and was with the Federal Reserve Bank for over 34 years, including over a decade of service as President of the Federal Reserve Bank of Richmond. Since his retirement, he has served as a director of three other public companies. His insights on the economy are useful to the Board in its oversight of the Company’s investment portfolio, and his work at other companies has provided additional experience and perspective on corporate governance matters.
2004

K. BRUCE CONNELL, 64
Retired; Executive Vice President and Group Underwriting Officer of XL Capital Ltd.; Chief Executive Officer of XL Financial Products and Services Ltd.; Executive Vice President and Chief Underwriting Officer of XL Re Ltd. (Bermuda); and Chief Underwriting Officer of XL Europe Ltd., 1990-2002. Director, Alterra Capital Holdings Limited and predecessors 2007-2013. From 1974 to 1990, Mr. Connell served in various underwriting positions at Royal Assurance Zurich, General Re Corporation and Trenwick Group, Ltd. Mr. Connell is a veteran insurance and reinsurance executive with over 30 years of experience in the industry. During this time, he held positions ranging from underwriter to chief executive officer. He has contributed his knowledge and understanding of complex and innovative industry issues as well as his insight into the recently acquired Alterra operations to the Board of Directors.
2013

DOUGLAS C. EBY, 57
Private Investor; Chairman and Chief Executive Officer, Realty Finance Corporation, May 2010 - June 2011; Chairman and Chief Executive Officer, TimePartners LLC, an investment advisory firm, November 2006 - March 2009; President, Torray LLC, an independent money management firm, 1992-October 2007.  Director, Realty Finance Corporation, 2005-2011 and Director, Level 3 Communications, Inc., 2007-2011.  Mr. Eby has over 20 years of experience in the securities business, with a focus on investment management and investment advisory services. His experience provides useful perspectives for the Board in its oversight of investment strategy and industry knowledge to assist the Board in comparing the Company’s investment approach and management practices to those of other companies in the financial services industry.
2001

THOMAS S. GAYNER, 55
Co-Chief Executive Officer since January 2016; President and Chief Investment Officer from May 2010-December 2015; Director, Cable One, Inc., Colfax Corporation, Davis Series Mutual Funds and Graham Holdings Company. Mr. Gayner also serves on the boards of the non-profit entities Bon Secours Health System and the Community Foundation of Richmond, and he is a member of the Investment Advisory Committee of the Virginia Retirement System. Prior to joining the Company in 1990, Mr. Gayner was a certified public accountant at PricewaterhouseCoopers LLP and a Vice President of Davenport & Company of Virginia. Mr. Gayner brings executive management experience, in-depth knowledge of the Company and insight into the Company’s strategic investment opportunities to the Board and its deliberations.
2016

STEWART M. KASEN, 77
Retired; President and Chief Executive Officer, S&K Famous Brands, Inc., a clothing retailer headquartered in Richmond, Virginia, April 2002-May 2007. Director, Gordmans Stores, Inc. and Retail Holdings NV. In February 2009, almost two years after Mr. Kasen’s retirement, S&K Famous Brands, Inc. filed a petition for voluntary relief under Chapter 11 of the U.S. Bankruptcy Code. Director, Lenox Group, Inc., 2000-2010 (Chairman of the Board, 2007-2009); Director, K2, Inc., 1997-2006. In November 2008, Lenox Group, Inc. filed a petition for voluntary relief under Chapter 11 of the U.S. Bankruptcy Code. Mr. Kasen has over 40 years of experience in retailing, having served as chief executive officer of four retail companies before his retirement in 2007. He has been a member of the Board since the Company initially went public and has participated in the oversight of the growth of the Company’s operations during that period. He has both long experience with the Company and an extensive management and retailing background to assist in overseeing the Company’s operations and strategy.
1987

Name, Age, Positions with the Company or Principal Occupation For Past Five Years, and Other Information	Director Since
LEMUEL E. LEWIS, 70
Retired; Executive Vice President and Chief Financial Officer, Landmark Communications, Inc., a privately held media company, January 2000-July 2006. Director, Owens & Minor, Inc. and Dollar Tree Stores, Inc. Mr. Lewis’ business career was primarily spent in the media business, where he had both operational and financial responsibilities and he brings insights from both areas of experience to Board deliberations. He has also served as chairman of the board and a member of the audit committee of the Federal Reserve Bank of Richmond and as a director of two other public companies.
2007

DARRELL D. MARTIN, 68 Retired; Executive Vice President May 2005-September 2009; Chief Financial Officer 1988-2005; Director, 1991-2004. Mr. Martin is a former partner at KPMG, in addition to his long service as the Company’s Chief Financial Officer and as a Director. He acted in an advisory and consulting role for the Company after he stepped down as Chief Financial Officer, and now serves solely as a Board member. He brings financial and accounting expertise to the Board, in addition to his in-depth knowledge of the Company’s operations.	2009

MICHAEL O’REILLY, 73
Retired; Chairman of the Board of Alterra Capital Holdings Limited May 2010-May 2013. Mr. O’Reilly served as the Chairman of the Board of Harbor Point Limited, a predecessor of Alterra, from March 2010 until May 2010 and was its Deputy Chairman from December 2005 to March 2010. From December 2002 to December 2008, he was Vice Chairman of The Chubb Corporation and from October 2002 to November 2008, he was its Chief Financial Officer, having held various positions in the investment department of that company from 1969 until he assumed the position of Chief Investment Officer in 1986. With his experience, including serving as Vice Chairman and Chief Financial Officer of Chubb, one of the largest property and casualty insurance companies in the world, he is a significant contributor to the Board of Directors.
2013

MICHAEL J. SCHEWEL, 63
Vice President, General Counsel and Secretary, Tredegar Corporation May 2016 to present. Mr. Schewel was a member of McGuireWoods, LLP a professional corporation, attorneys-at-law; from 1979-2002, 2006-2011, January 2014 to April 2016; Chief Executive Officer, Recast Energy, a biomass company, June 2011-December 2013. In 2002, he was appointed by then-Virginia Governor Mark Warner as the Commonwealth of Virginia’s Secretary of Commerce and Trade, and he served from January 2002 to January 2006. In that role, Mr. Schewel was responsible for 16 state agencies with approximately 3,000 employees and a budget of over $800 million. Mr. Schewel brings to the Board a sharp legal and business mind with expertise in governance and regulatory compliance as well as mergers and acquisitions. His managerial and governmental background also provides the Board with a valuable source of knowledge and experience in those arenas.
2015

JAY M. WEINBERG, 84
Retired Chairman Emeritus, Hirschler Fleischer, a professional corporation, attorneys-at-law; member of firm 1959-2009. Director, First Capital Bancorp, Inc., 1998-2010. Before his retirement in December 2009, Mr. Weinberg practiced law for over 50 years and, as president of his law firm for fifteen years, actively supervised the business and financial management of the firm. He has served on the audit committees of other public and private companies. His background as a lawyer, manager and business advisor provides extensive experience from which to draw as a member of the Board.
2003

RICHARD R. WHITT, III, 53
Co-Chief Executive Officer since January 2016; President and Chief Operating Officer from May 2010-December 2015. Mr. Whitt also serves on the board of the World Affairs Council of Richmond and the Virginia Foundation for Independent Colleges Board, and he is a member of the Advisory Board for the Virginia Tech Department of Accounting and Information Systems. Prior to joining the Company in 1991, Mr. Whitt worked at KPMG in their audit practice, and he has held the CPA and CPCU designations. Mr. Whitt brings executive management experience, in-depth knowledge of the Company and industry-relevant experience to the Board and its deliberations.
2016

DEBORA J. WILSON, 59 Retired; President and Chief Executive Officer of The Weather Channel 2004-2009. Director, ARRIS International plc and InterNAP Corporation. Ms. Wilson has 30 years of business experience in the media and telecom sectors, most recently as chief executive officer of The Weather Channel, which she helped build into a leading multimedia company. In addition to her general management and operations background, she has extensive marketing and product development experience which provides a useful perspective as the Board evaluates the Company’s growth plans and strategies.	2009
Family Relationships
Anthony F. Markel and Steven A. Markel are first cousins.

ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION
In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking shareholders to approve the following non-binding advisory resolution at the 2017 Annual Meeting of Shareholders:
RESOLVED, that the compensation paid to the Company’s named executive officers as described in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED on an advisory basis.
While this vote is non-binding, the Board of Directors and the Compensation Committee, which is comprised of independent directors, will take the outcome into account in considering future executive compensation arrangements.
The Board of Directors recommends a vote FOR approval of the Company’s executive compensation.

ADVISORY VOTE ON THE FREQUENCY OF SHAREHOLDER ADVISORY VOTES
APPROVING EXECUTIVE COMPENSATION
Section 14A of the Exchange Act requires that we submit to a vote of our shareholders at least once every six years a non-binding advisory proposal on the frequency of future advisory votes approving executive compensation. Shareholders may vote on an advisory basis as to whether future advisory votes approving executive compensation should occur every one, two, or three years.
The Board recommends an annual advisory vote because an annual vote will allow shareholders to provide direct input on the Company’s compensation policies and practices, and the resulting compensation for the named executive officers, every year. Shareholders would have the opportunity to consider the Company’s compensation decisions in the context of its pay for performance philosophy and to provide feedback to the Company in a timely way. Because the frequency vote is advisory, the result will not be binding on the Board of Directors or the Company. The Board will, however, take into account the outcome of the vote when it determines the frequency with which future advisory votes on executive compensation will be held.
The Board of Directors recommends a vote for the option to have an advisory vote on executive compensation EVERY YEAR.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
KPMG LLP has been selected by the Audit Committee of the Board of Directors as the independent registered public accounting firm of the Company for the current fiscal year, subject to ratification by the shareholders. Representatives of KPMG LLP are expected to be present at the 2017 Annual Meeting, will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from shareholders. If the shareholders do not ratify the selection of KPMG LLP, the selection of another firm will be considered by the Audit Committee.
The Board of Directors recommends a vote FOR ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year.
Total Payments
Total payments by the Company to KPMG LLP for 2016 and 2015 were $8,984,355 and $8,785,161, respectively. Further details are set forth below.
Audit Fees
The aggregate fees billed to the Company by KPMG LLP for audit services for 2016 and 2015 were $7,646,575 and $6,686,685, respectively.
Audit-Related Fees
The aggregate fees billed to the Company by KPMG LLP for audit-related services for 2016 and 2015 and not otherwise reported in the preceding paragraph, primarily for employee benefit plan and subsidiary audits and other attestation services, were $743,360 and $1,002,050, respectively.
Tax Fees
The aggregate fees billed to the Company by KPMG LLP for tax services for 2016 and 2015 were $113,182 and $391,426, respectively, primarily in both years for tax compliance, tax planning and tax consulting.
All Other Fees
The aggregate fees billed to the Company by KPMG LLP for all other services for 2016 and 2015 were $481,238 and $705,000, respectively. The nature of the services provided was primarily for due diligence and actuarial certifications and services in both years. The actuarial certifications and services provided by KPMG LLP consist primarily of providing actuarial opinions and summaries to regulatory authorities after the Company has determined the amount of reserves to be recorded in the financial statements.
Pre-approval of Services
The Audit Committee pre-approves all audit services and permitted non-audit services to be performed by KPMG LLP. The Audit Committee has delegated authority for pre-approval between meetings to one or more of its members, provided any decision to grant pre-approval is presented to the full committee at its next scheduled meeting.

PRINCIPAL SHAREHOLDERS
The following table and footnotes set forth information with respect to beneficial ownership of equity securities of the Company as of February 24, 2017 except as otherwise noted, by: (i) each director or nominee; (ii) each executive officer named in the Summary Compensation Table; (iii) each person known to the Company to be the beneficial owner of more than 5% of its outstanding Common Stock; and (iv) all directors and executive officers of the Company as a group (19 persons). For purposes of this table, “beneficial ownership” includes, as required by applicable regulations, shares over which a person has, or shares, voting or investment power. Except as otherwise indicated, each of the persons named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned by that person. In addition, except as otherwise indicated, the address for each person named below is c/o Markel Corporation, 4521 Highwoods Parkway, Glen Allen, Virginia, 23060.

AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

Name	Direct Ownership[a]	Other Ownership	Total Beneficial Ownership	Percent	Restricted Stock Units[b]

Alan I. Kirshner	20,223	285[c]	20,508	*	6,476
Anthony F. Markel	62,462	39,651[d]	102,113	*	—
Steven A. Markel	111,671	18,875[e]	130,546	*	—
Thomas S. Gayner	21,515	2,447[f]	23,962	*	15,282[g]
Richard R. Whitt, III	7,636	—	7,636	*	7,036
F. Michael Crowley	517	—	517	*	6,846
Anne G. Waleski	3,097	—	3,097	*	3,533
J. Alfred Broaddus, Jr.	2,123	—	2,123	*	—
K. Bruce Connell	1,726	172[h]	1,898	*	—
Douglas C. Eby	417	—	417	*	—
Stewart M. Kasen	2,394	3,028[i]	5,422	*	—
Lemuel E. Lewis	4,102	—	4,102	*	—
Darrell D. Martin	13,473	6,900[j]	20,373	*	—
Michael O’Reilly	1,801	—	1,801	*	—
Michael J. Schewel	5,600	230[k]	5,830	*	—
Jay M. Weinberg	4,848	—	4,848	*	—
Debora J. Wilson	3,266	—	3,266	*	—
All directors and executive officers as a group	280,011	73,651[l]	353,662	2.53%	47,384
The Vanguard Group (Pennsylvania corporation) 100 Vanguard Blvd., Malvern, PA 19355[m]	1,055,312	—	1,055,312	7.54%	—
BlackRock, Inc. 55 East 52nd St., New York, NY 10055[n]	813,101	—	813,101	5.80%	—
________________________________

*	Less than 1% of class.

[a]
Includes the following shares subject to pledges: (i) 8,000 shares pledged by Mr. Kirshner as collateral for loans; (ii) 42,175 shares pledged by Anthony F. Markel as collateral for loans; (iii) 40,000 shares pledged by Steven A. Markel as collateral for loans; (iv) 543 shares held by Mr. Whitt in a brokerage margin account with respect to which there are currently no outstanding loans, and 2,180 shares pledged by Mr. Whitt as collateral for loans; and (v) 56 shares pledged by Mr. Eby as collateral for loans.

[b]
Restricted Stock Units represent the right to receive unrestricted shares of Common Stock upon the lapse of restrictions, at which point the holders will have sole investment and voting power. Restricted Stock Units that will not vest within 60 days of the date of the table are not considered beneficially owned for purposes of the table and are therefore not included in the Total Beneficial Ownership column because the holders are not entitled to voting rights or investment control until the restrictions lapse.

[c]	Includes 15 shares held by Mr. Kirshner’s wife as to which beneficial ownership is disclaimed.

[d]
Includes 19,925 shares held in Grantor Retained Annuity Trusts for which Anthony F. Markel is trustee and partial beneficiary; 2,443 shares held in trusts for his children for which Mr. Markel is trustee and partial beneficiary; and 6,220 shares held as trustee for the benefit of Mr. Markel and his children. Mr. Markel disclaims beneficial ownership of these shares except with respect to his interests in the trusts. Includes 8,177 shares held as trustee for the benefit of Mr. Markel’s children as to which beneficial ownership is disclaimed. Includes 2,886 shares held as trustee in a charitable lead unitrust for the partial benefit of his children, as to which he also disclaims beneficial ownership.

[e]
Includes 3,875 shares held as trustee and partial beneficiary of a testamentary trust, as to which beneficial ownership is disclaimed except with respect to his interest in the trust. Includes 15,000 shares held by Mr. Markel’s wife, as to which beneficial ownership is disclaimed.

[f]	Includes 447 shares held as trustee for the benefit of, and 2,000 shares held by, Mr. Gayner’s wife both of which beneficial ownership is disclaimed.

[g]	Of the number shown, 8,211 Restricted Stock Units have vested, but receipt of the shares has been deferred.

[h]	Includes 172 shares held by Mr. Connell’s wife, as to which beneficial ownership is disclaimed.

[i]	Includes 3,028 shares held by Mr. Kasen’s wife, as to which beneficial ownership is disclaimed.

[j]	Includes 6,900 shares held by Mr. Martin’s wife, as to which beneficial ownership is disclaimed.

[k]	Includes 230 shares held by Mr. Schewel’s wife, as to which beneficial ownership is disclaimed.

[l]	Includes 2,063 shares held by the spouse and child of an executive officer not named in the table, as to which beneficial ownership is disclaimed.

[m]
Based on a Schedule 13G dated February 10, 2017. Of the total shares, The Vanguard Group (a Pennsylvania corporation) has sole voting power of 11,255 shares, shared voting power of 3,871 shares, sole dispositive power with respect to 1,040,140 shares and shared dispositive power with respect to 15,172 shares.

[n]	Based on a Schedule 13G dated January 30, 2017. Of the total shares, BlackRock, Inc. has sole voting power of 705,181 shares and sole dispositive power with respect to 813,101 shares.
Policy on Hedging and Pledging of Company Stock
In February 2013, the Board adopted a policy applicable to the Company’s executive officers and directors prohibiting any future hedging of Company Common Stock through covered call, collar or other derivative transactions.
On the same date, the Board adopted a policy applicable to its executive officers and directors regarding the pledging of Company Common Stock. The policy initially prohibited the pledging by any one individual of shares of Company Common Stock in excess of one percent of the Company’s outstanding common shares. In February 2015, the Board amended the policy to reduce the percentage to 0.75%. In addition to this prohibition, the policy stipulates that shares of Company Common Stock received as compensation by executive officers and directors may not be pledged. Compliance with these policies will be reviewed by the Nominating/Corporate Governance Committee on an annual basis. Any shares pledged in violation of this policy will not be considered as “owned” for purposes of the Company’s stock ownership guidelines.
On February 21, 2017, the Nominating/Corporate Governance Committee conducted a review of the policy and of the number of shares pledged by the Company’s executive officers and directors, the number of the Company’s outstanding shares and average trading volume. The Committee acknowledged that over the last several years (including last year) the number of shares pledged by executive officers and directors has been substantially reduced. The Committee also acknowledged that as descendants of Sam Markel, who in the 1930s formed the company that Anthony F. Markel and Steven A. Markel would later take public in 1986, it is not surprising that a significant portion of their net worth is held in the form of Markel stock. As proud and committed long-term stock holders, it has been their preference to hold onto their Markel stock rather than sell it. Pledging has enabled them to unlock a portion of the value of their stock without having to sell it. Within the constraints set forth in the policy, the Committee affirmed its support of this approach. The Committee reviewed the outstanding pledge balances of each of the Company’s executive officers and directors and confirmed the adequacy of and compliance with the policy.

CORPORATE GOVERNANCE
Committees of the Board of Directors; Director Independence
The Board of Directors has adopted Corporate Governance Guidelines and written charters for the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee. Current copies of the Guidelines and the written charters for each of these committees are available to security holders on the Company’s website, www.markelcorp.com.
The Board of Directors held five meetings in 2016. Each director attended at least 75% of the meetings of the Board and all committees on which he or she served during 2016.
The following table reflects the current membership and the chair of the Audit, Compensation and Nominating/Corporate Governance Committees.

	Audit	Compensation	Nominating/Corporate Governance

J. Alfred Broaddus, Jr.	Member		Chair
K. Bruce Connell	Member	Member
Douglas C. Eby		Chair	Member
Stewart M. Kasen	Member	Member
Lemuel E. Lewis	Chair		Member
Michael O’Reilly	Member		Member
Michael J. Schewel	Member		Member
Jay M. Weinberg		Member	Member
Debora J. Wilson	Member	Member
The Board has determined that, of the current directors, Messrs. Broaddus, Connell, Eby, Kasen, Lewis, Martin, O’Reilly, Schewel and Weinberg and Ms. Wilson are each “independent” of management under applicable New York Stock Exchange (“NYSE”) rules. Other than Mr. Martin, each of these directors is “independent” under categorical standards for determining independence adopted by the Nominating/Corporate Governance Committee. The Board has also determined that each member of the Audit, Compensation and Nominating/Corporate Governance Committees meets applicable NYSE independence standards for service on those committees.
Under the categorical standards adopted by the Nominating/Corporate Governance Committee, a director is considered independent without further Board determination if the director meets NYSE standards, unless:

•
The director or a member of his or her immediate family is or has been an employee of the Company within the past three years. Employment as an interim Chairman or Chief Executive Officer does not disqualify a director from being independent following that employment.

•
The director or a member of his or her immediate family has received, in any 12-month period within the past three years, more than $120,000 in direct compensation from the Company other than director and committee fees and pension or other forms of deferred compensation.

•
The director is a current partner or employee of a firm that is the company’s internal or external auditor; the director has an immediate family member who is a current partner of such a firm; the director has an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the listed company’s audit within that time.

•
The director or a member of his or her immediate family is, or within the past three years has been, employed as an executive officer of another company where any of the Company’s present executive officers serve or served at the same time on that company’s compensation committee.

•
The director is an employee, or a member of his or her immediate family is an executive officer, of a company that made payments to or received payments from the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues.

•
The director is a director or trustee, or the director or a member of his or her immediate family is an executive officer, of a tax exempt organization which in any single fiscal year receives contributions from the Company in an amount greater than $1,000,000.

•	The director or a member of his or her immediate family receives discounted goods or services from the Company if the value of such discount exceeds $10,000 in any single fiscal year.
For these purposes, “immediate family” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the person’s home.
Mr. Martin was Chief Financial Officer of the Company from 1988 to 2005 and continued in a part-time advisory and consulting role from 2005 until he was elected to the Board effective October 1, 2009. Mr. Martin has not been employed by the Company for over five years. He has not been a Section 16 officer of the Company since 2005. He has a son employed by the Company as a Managing Executive. After consideration of all the relevant factors, including the length of time since Mr. Martin has been employed on a full-time basis and his son’s position with the Company, the Board, on recommendation of the Nominating/Corporate Governance Committee, has determined that Mr. Martin is “independent” for purposes of Board membership.
Board Leadership Structure and Risk Oversight
Mr. Kirshner has served as Chairman of the Board since the Company became a public company in 1986. He served as our Chief Executive Officer from 1986-2015, and he has served as Executive Chairman of Markel Corporation since January 2016. Mr. Kirshner continues to be an integral part of the Company and focuses on the Company’s long-term strategic planning and development.
The Company’s Corporate Governance Guidelines provide for the designation of a Lead Director by the non-management directors, and Mr. Kasen has been appointed as the Lead Director. The Lead Director presides at meetings of the non-management directors and is responsible for communicating to the Executive Chairman regarding the meetings.
In August 2016, the Board adopted changes to the Company’s Corporate Governance Guidelines to address director qualifications. The changes state that continued Board membership of a former Chief Executive Officer of the Company is a matter to be decided in each individual instance, and that when a Chief Executive Officer resigns from that position, he or she should offer to resign from the Board at the same time.
The Audit Committee and the Board are principally responsible for monitoring risk management by the Company. Management regularly reports to the Audit Committee and the Board on litigation risks, underwriting risks, operating risks, reserving issues, investment risks, reinsurance and catastrophe risk management. Management also has established an enterprise risk management committee which reports on its activities to the Audit Committee or the Board at least annually. In addition, management reviews with the Compensation Committee the design of the Company’s incentive compensation programs to assist in evaluating whether the programs might encourage the taking of excessive or unnecessary risks in order to earn incentive compensation. The Board believes it would follow substantially similar procedures in administering its risk oversight function regardless of its leadership structure.
Executive Sessions
The non-management directors (all of whom are independent) meet in executive session without management at each regularly scheduled Board meeting and at such other times as the non-management directors deem appropriate.
Communications with Directors
Any security holder or other interested party wishing to communicate with the Board of Directors as a whole, the non-management directors or an individual director should write to “Board of Directors,” “Non-Management Directors” or the individual director in care of the Company Secretary at 4521 Highwoods Parkway, Glen Allen, Virginia, 23060. Communications from security holders or other interested parties addressed in this fashion will be sent directly to the Board of Directors, the non-management directors or the individual director, as applicable.

Compensation of Non-employee Directors
The following table sets forth compensation for the Company’s non-employee directors for 2016:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)

J. Alfred Broaddus, Jr.	$75,000	$100,045	$7,500	$182,545
K. Bruce Connell	$75,000	$100,045	$14,278	$189,323
Douglas C. Eby	$75,000	$100,045	$0	$175,045
Stewart M. Kasen	$95,000	$100,045	$10,000	$205,045
Lemuel E. Lewis	$75,000	$100,045	$18,556	$193,601
Darrell D. Martin	$75,000	$100,045	$10,000	$185,045
Michael O. Reilly	$75,000	$100,045	$18,556	$193,601
Michael J. Schewel	$75,000	$100,045	$10,556	$185,601
Jay M. Weinberg	$75,000	$100,045	$8,556	$183,601
Debora J. Wilson	$75,000	$100,045	$18,556	$193,601
Each non-employee director is paid an annual fee of $75,000, unless the director chose to receive his or her fee in the form of shares of the Company’s Common Stock, and reimbursement of expenses incurred in connection with attending meetings. The Lead Director, Mr. Kasen, receives an additional annual retainer of $20,000. In 2016, Messrs. Lewis, O’Reilly, Schewel and Weinberg elected to receive all of their fee in the form of shares of the Company’s Common Stock.
Non-employee directors also receive a grant of approximately $100,000 in restricted stock annually, calculated based on the fair market value of the Company’s Common Stock on the grant date. In 2016, the Company matched up to $10,000 in charitable contributions made by each non-employee director. All Other Compensation includes the following amounts representing matching gifts: Mr. Broaddus ($7,500); Mr. Connell ($10,000); Mr. Kasen ($10,000); Mr. Lewis ($10,000); Mr. Martin ($10,000); Mr. O’Reilly ($10,000); Mr. Schewel ($2,000); and Ms. Wilson ($10,000).
Non-employee directors are also eligible to participate, up to the total amount of fees received by the director, in the Stock Purchase Plan. Participating directors receive Stock Bonus Awards in accordance with the terms of that plan equal to 10% of the net increase in shares purchased under the plan in a calendar year. Each of the following directors received bonus shares under the Stock Purchase Plan during 2016 for fees that were elected to be received in the form of shares of the Company’s Common Stock in 2015 with the grant-date fair value for the bonus shares as indicated: Mr. Connell ($4,278); Mr. Lewis ($8,556); Mr. O’Reilly ($8,556); Mr. Schewel ($8,556); Mr. Weinberg ($8,556); and Ms. Wilson ($8,556).
The Company places a strong emphasis on equity ownership by executive officers and other members of senior management, and in 2012, it extended that philosophy to its Board of Directors by adopting stock ownership guidelines for non-employee directors. The guidelines require non-employee directors to acquire and maintain ownership of Common Stock with a value at least equal to five times the annual cash retainer paid. Following an increase in the ownership requirement due to an increase in the annual cash retainer paid, the non-employee directors have five years to comply with the additional ownership expected to be held due to the annual cash retainer increasing. All shares acquired under the Stock Purchase Plan count toward ownership requirements along with any restricted stock granted but not vested. Purchased shares are valued at the higher of cost to the director or market. All non-employee directors are expected to reach these minimum levels of ownership within five years of the later of the date of adoption of the guidelines, which was November 15, 2012, or the date of the director’s initial election to the Board. All non-employee directors meet the guideline requirements.
Audit Committee
The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditors’ qualifications and independence; and (iv) the performance of the independent auditors and the performance of the Company’s internal audit function. In addition, the Committee provides an avenue for communication between the internal auditors, the independent auditors, financial management and the Board.
The Board of Directors has determined that the following members of the Audit Committee are “audit committee financial experts” as defined by Item 407(d) of Regulation S-K under the Exchange Act: Messrs. Broaddus, Kasen, Lewis and O’Reilly and Ms. Wilson and that Mr. Connell and Mr. Schewel are financially literate. In making this determination, the Board considered, among other things, the experience described under “Election of Directors” above and other relevant experience as summarized below:
Mr. Broaddus - As President of the Federal Reserve Bank of Richmond for eleven years, he had ultimate oversight responsibility for financial and accounting officers preparing financial reports for the bank. A Ph.D. in economics, he spent over 34 years working for the Federal Reserve Bank. He serves or has served on the audit committees of two other publicly traded companies and has supplemented his experience with formal training in accounting issues for corporate directors.
Mr. Connell - As Executive Vice President and Group Underwriting Officer of XL Capital Ltd. as well as chief executive and underwriter at various subsidiaries and predecessors to XL Capital Ltd., Mr. Connell has thirty years experience of combined insurance and financial expertise.
Mr. Kasen - As Chief Executive Officer of several publicly traded companies, he has supervised the chief financial officer and/or other accounting personnel in connection with their preparation of financial statements for the companies. He also has served on the audit committee of other publicly traded companies and has had extensive experience as a private investor in reviewing and analyzing financial statements and periodic reports of numerous public and private businesses.
Mr. Lewis - He has over 30 years of business experience and served for over six years as Chief Financial Officer of Landmark Communications, Inc., a privately held media company, with responsibility for the preparation of the company’s financial statements. In addition, he serves or has served as chairman of the board of directors and of the audit committee of the Federal Reserve Bank of Richmond and as a member of the audit committee of two other publicly traded companies.
Mr. O’Reilly - He has served as Chief Financial Officer of the Chubb Corporation for six years after having previously served as Chief Investment Officer. Mr. O’Reilly’s combination of insurance and financial experience is a valuable asset to the Board.
Mr. Schewel - As Vice President, General Counsel and Secretary of Tredegar Corporation as well as a former partner of McGuireWoods LLP, an executive officer of a biomass company and the Secretary of Commerce and Trade for the Commonwealth of Virginia, Mr. Schewel’s background as a lawyer, executive and manager provides extensive experience from which to draw as a member of the Board.
Ms. Wilson - As President and Chief Executive Officer of The Weather Channel, she supervised financial and accounting personnel in connection with their preparation of the company’s financial statements. She has also served as a member of the audit committee of two other publicly traded companies.
The Audit Committee held six meetings during 2016.
Compensation Committee
The Compensation Committee is appointed by the Board to review and approve corporate goals relevant to compensation for executive officers; evaluate executive officer performance and, in light of that performance, approve annual and long-term compensation; administer incentive stock plans; and approve or recommend executive incentive compensation plans and equity-based plans in which executive officers and members of the Board participate. The Committee also discusses succession planning with the Executive Chairman, Co-Chief Executive Officers and other executive officers and periodically reports its views to the full Board.
The Compensation Committee has full authority over compensation of the executive officers of the Company. The Committee’s authority is not delegated to any other person.
The Committee annually reviews and resets the compensation of the Company’s executive officers taking into account, among other factors, years of service; level of experience; individual areas of responsibility; the annual rate of inflation; the Company’s operating performance; and total compensation opportunities relative to compensation opportunities of other members of management of the Company and its subsidiaries. The Committee considers recommendations from senior management in the course of its review.
The Committee has authority to retain, appoint, compensate and oversee the work of compensation advisers and require the Company to provide reasonable compensation to such advisers as determined by the Committee. Neither the Committee nor the Board has retained compensation consultants to assist it in determining the amount or form of compensation for executive officers or directors. When applicable, the Committee will conduct independence assessments of compensation advisers who provide advice to the Committee in accordance with the independence factors established by the New York Stock Exchange, as then in effect.

The Committee also reviews and assesses the compensation paid to members of the Board of Directors and recommends to the Board of Directors any changes the Committee believes are appropriate.
The Compensation Committee held four meetings and acted two times by unanimous written consent during 2016.
Nominating/Corporate Governance Committee
The Nominating/Corporate Governance Committee is appointed by the Board to identify individuals qualified to become Board members; assist the Board in reviewing the independence, skills and characteristics of Board members as well as the size and composition of the Board; recommend to the Board the director nominees for the next annual meeting of shareholders; recommend to the Board nominees for each committee of the Board; and oversee the governance of the Company, including recommending to the Board the Corporate Governance Guidelines for the Company.
While the Committee has not adopted minimum criteria, it considers several qualifications when considering candidates for the Board. The Committee seeks a mix of skills and experience on the part of Board members that will maximize the Board’s effectiveness. Among attributes the Committee takes into account are: integrity; leadership and policy making experience; business and financial expertise; government or community service; diversity of experience and of background; and the ability to act in the best interests of all shareholders. None of the attributes is given any particular weight in selecting a candidate. The Committee does not have a policy with respect to director diversity, but considers diversity, in its broadest sense, in selecting candidates who have a mix of experiences and backgrounds that will enhance the quality of the Board’s interactions and decisions. The Committee also seeks to have candidates with a diversity of backgrounds and experience that complement the backgrounds and experience of others on the Board. The Committee conducts an annual self-evaluation and has determined in connection with past self-evaluations that both its processes and the performance of its functions were appropriate.
Candidates should be committed to representing the long-term interests of all of the shareholders and should not have any interests which conflict with service with the Company. In addition, directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time.
The Committee will consider candidates recommended by shareholders for consideration as directors on the same basis it evaluates other candidates. Any shareholder wishing to recommend a nominee for consideration should write to the Chairman of the Nominating/Corporate Governance Committee in care of the Company Secretary at 4521 Highwoods Parkway, Glen Allen, Virginia, 23060.
The Nominating/Corporate Governance Committee held five meetings during 2016.
Code of Conduct
The Board of Directors has adopted a Code of Conduct which is applicable to all directors and associates, including executive officers. The Company has posted the Code of Conduct on its website, www.markelcorp.com. The Company intends to disclose any amendments to the Code of Conduct, as well as any waivers for directors or executive officers, by posting such information on its website.
Review of Transactions with Related Persons
Under the Company’s Code of Conduct, any potential conflict of interest that involves a director or executive officer must be approved by the Board of Directors or a designated committee. At this time, all such transactions are reviewed by the Board. In connection with the Board’s review, the Board is advised of the material facts relating to the transaction and makes a determination whether it is in the best interests of the Company to engage in the transaction.
Certain Transactions
Mr. Kirshner’s spouse and son-in-law are each employed by a Company subsidiary as Executive Producer and Managing Executive, respectively. In 2016, total compensation to Mr. Kirshner’s spouse was less than $120,000. Total compensation paid to Mr. Kirshner’s son-in-law in 2016 was approximately $605,000.
Mr. Crowley’s son is employed by the Company as a Senior Director. Total compensation paid to Mr. Crowley’s son in 2016 was approximately $300,000.
Mr. Gayner’s spouse is employed by a Company subsidiary as President and Chief Executive Officer. In 2016, total compensation to Mr. Gayner’s spouse was approximately $315,000.

Mr. Martin’s son is employed by a Company subsidiary as Managing Executive, Operations. Total compensation paid to Mr. Martin’s son in 2016 was approximately $640,000.
Section 16(a) Beneficial Ownership Reporting Compliance
On February 14, 2017, the Company filed a Form 5 for Britton L. Glisson that reported 40 shares acquired by a child via two gifts in 2014 and 30 shares acquired by a child via two gifts in 2015, which had not previously been reported as required on a Form 5 for 2014 and 2015, respectively.

COMMITTEE REPORTS
Report of the Audit Committee
In performing its oversight role, the Audit Committee has reviewed and discussed the audited financial statements with management and KPMG LLP. The Audit Committee has also discussed with KPMG the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, Communication with Audit Committees; has received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence; and has discussed KPMG’s independence with KPMG. The Audit Committee has considered whether the provision of non-audit services (none of which related to financial information systems design and implementation) by KPMG is compatible with maintaining independence and has discussed with KPMG its independence. Based on the review and discussions described in this Report, and subject to the limitations on its role and responsibilities described below and in its charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
The Audit Committee performs the oversight role assigned to it by the Board of Directors in its charter. Management, under oversight of the Audit Committee, is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board and for attesting to the effectiveness of the Company’s internal controls. The members of the Audit Committee are not accountants or auditors and rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that the Company’s financial statements have been prepared in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States).
Members of the Audit Committee
Lemuel E. Lewis, Chairman, J. Alfred Broaddus, Jr., K. Bruce Connell,
Stewart M. Kasen, Michael O’Reilly, Michael J. Schewel and Debora J. Wilson
Report of the Compensation Committee
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis appearing in this Proxy Statement. Based upon this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
Members of the Compensation Committee
Douglas C. Eby, Chairman, K. Bruce Connell, Stewart M. Kasen, Jay M. Weinberg and Debora J. Wilson

COMPENSATION DISCUSSION AND ANALYSIS
The Company focuses on a business model under which the combination of underwriting profits and investment returns (including earnings from non-insurance operations) builds shareholder value over the long term. This focus is reflected in the Company’s compensation philosophy and programs. The Company’s objective is for its associates, including the Company’s executive officers, to earn reasonable base salaries and benefits, but have the opportunity to earn significant performance incentives based on underwriting profitability or growth in book value, which takes into account both the profits earned from underwriting operations and the earnings on the Company’s investments. An additional feature is a strong emphasis on equity ownership, with the expectation that it will result in associates thinking and managing the Company’s business like owners.
Compensation Philosophy
The Company’s compensation philosophy is informed by our management philosophy. Our management style differs from many, if not most, other companies, so not surprisingly our compensation system does as well. All members of our management are expected to adhere to the Markel Style and the spirit of teamwork it embraces. Among other things, this involves trust and respect of the abilities of fellow decision makers within management. As opposed to a top-down culture, decisions are made collegially. On each subject, there will be an ultimate decision maker. It will not, however, be the same person for each decision. The decision maker is expected to listen and understand the perspectives of other members of management. At the same time, the whole group is expected to follow whatever decision is ultimately made.
Our overriding perspective is a long-term one, and correspondingly, we believe growth in book value per share over a multi-year period is the best measure for assessing how we are doing at running the Company and creating shareholder value.
Based on our management philosophy, there are compensation practices we follow in our effort to attract, motivate, reward and retain executive officers to run the Company. Because of our collegial leadership style, management compensation will be more tightly grouped than may be the case with other companies. Salaries of our executive officers should fairly reflect the level of responsibility and authority we expect them to assume. While we use various comparative data as a check on our decisions, we do not believe such data should drive compensation decisions. For 2016, all of our executive officers received incentive compensation relative to their base salaries on an equivalent basis, and incentive compensation should comprise the vast majority of their target compensation. Consistent with our long-term perspective, we believe incentive compensation should be paid primarily on the basis of growth in book value over a multi-year period. We believe we should pay for performance in terms of absolute, not relative, performance. Zero incentive compensation has been, and should be, a real possibility.
The following discussion examines each of the key elements of compensation, how they are determined, and how they fit within the overall compensation structure.
Base Salary and Benefits
In general, base salary levels for executive officers are set by the Compensation Committee of the Board of Directors at levels believed to be sufficient to attract and retain qualified executives when considered with other components of the Company’s compensation structure. The Compensation Committee has not retained a compensation consultant to assist it in determining appropriate compensation levels and has not engaged in any formal benchmarking processes. The Committee has instead relied on the general knowledge, experience and good judgment of its members, both with regard to competitive compensation levels and the relative success that has been achieved by the Company, as well as information available to the members of the Committee from sources both within and outside the Company. In addition, the Committee takes into account: years of service; level of experience; individual areas of responsibility; the annual rate of inflation; the Company’s operating performance; and total compensation opportunities relative to compensation opportunities of other members of management of the Company and its subsidiaries. Because of the significant incentive opportunities available to managers of the Company’s subsidiaries based on underwriting performance, the Committee also evaluates total compensation to executive officers to ensure overall fairness.
Effective January 1, 2016, Thomas S. Gayner and Richard R. Whitt, III were promoted to Co-Chief Executive Officers of the Company, and effective August 30, 2016, Mr. Gayner and Mr. Whitt became directors of the Company. Effective January 1, 2016, F. Michael Crowley became the Company’s sole President, and subsequently was promoted to Vice Chairman of the Company, effective August 30, 2016. Each of Messrs. Gayner, Whitt and Crowley continue to report to Alan Kirshner, the Executive Chairman. Other executive officers are: Anne G. Waleski, Chief Financial Officer; Bradley J. Kiscaden, Chief Actuarial Officer; and Britton L. Glisson, Chief Administrative Officer and President, Global Insurance.
In August 2016, the Compensation Committee approved base salary increases for Messrs. Gayner, Whitt and Crowley in recognition of the values of each of their contributions and the importance of fairly and appropriately incentivizing them.

Effective September 5, 2016, Messrs. Gayner and Whitt received salary increases of $200,000 and Mr. Crowley received a salary increase of $150,000, which brought their annual base salaries to $950,000 for each of Messrs. Gayner and Whitt and $900,000 for Mr. Crowley.
In May 2016, the Compensation Committee approved recommended annual base salary increases for the following individuals: $50,000 for Ms. Waleski which brought her annual base salary to $600,000, $15,000 for Mr. Glisson which brought his annual base salary to $480,000, both effective June 1, 2016. The Compensation Committee increased these executive officers’ annual base salaries in recognition of their respective contributions to the performance of the Company and commensurate with their experience and responsibilities.
The Company offers a competitive package of employee retirement and welfare benefits, in which executive officers participate on the same basis as other salaried associates. The Company’s Retirement Savings Plan is a defined contribution plan qualified under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986 (the “Code”). Each of the executive officers participated in the plan in 2016 and received the maximum Company contribution under the plan ($23,850) for the year. Other than the Deferral Plan described below, there is no supplemental benefit plan for executive officers with respect to the Retirement Savings Plan or any employee welfare plan.
Deferral Plan
On November 19, 2015, the Board, upon the recommendation of the Compensation Committee, adopted The Markel Corporation Voluntary Deferral Plan (the “Deferral Plan”), which became effective April 1, 2016. The Deferral Plan is an unfunded, nonqualified deferred compensation plan maintained for the benefit of a select group of management or highly compensated employees of the Company, including the Company’s named executive officers. Below is a brief description of the terms and conditions of the Deferral Plan. Currently, there are no amounts payable to any named executive officer under the Deferral Plan.
The Deferral Plan is an account-based plan that allows participants to defer voluntarily the payment of current compensation to future years. The Deferral Plan permits each participant to defer up to 30% of base salary and up to 100% of any cash bonus and performance-based cash compensation, which amounts would be credited to an account established for the participant under the Deferral Plan. The amounts credited to a participant’s account will always be fully vested.
Amounts credited to a participant’s account will be indexed to one or more deemed investment alternatives chosen by the participant from a range of alternatives available under the Deferral Plan. Each participant’s account will be adjusted to reflect gains and losses based on the performance of the selected investment alternatives. A participant may elect to receive distributions from the Deferral Plan: (1) upon separation from service, in either a lump sum or installment payments over three, four or five years, as elected by the participant; (2) when a participant reaches a certain age or on dates specified by the participant between 3 and 15 years, in either case, in the future with such in-service distribution payments made in either a lump sum or annual installments over a term of either five, ten or fifteen years, as elected by the participant. The participant’s distribution election regarding in-service payments will be subject to override upon the participant’s death with a lump sum payment. There will be a six month delay for commencement of payment upon termination of employment to any “specified employee” as defined under Internal Revenue Code Section 409A.
The Compensation Committee is the administrator of the Deferral Plan.
Stock Purchase and Bonus Plan
The Company also offers the Employee Stock Purchase and Bonus Plan (the “Stock Purchase Plan”) to encourage stock ownership by our associates and non-employee directors. If an associate (including an executive officer) or non-employee director purchases shares at fair market value under the Stock Purchase Plan, the Company pays an annual stock bonus of ten percent of the associate’s or non-employee director’s net increase in shares under the Stock Purchase Plan for the year. The Stock Purchase Plan also includes a loan program component that is available to all associates who are not executive officers. The loan program is designed to facilitate the purchase of shares of the Company’s Common Stock by non-executive employees. As required by the Sarbanes-Oxley Act, loans under the loan program are not available to directors and executive officers. The loan program includes an incentive payment if the Company’s growth in book value goals are met.
Incentive Compensation
The Company’s incentive compensation program for executive officers generally consists of two elements—cash incentive compensation paid under the Executive Bonus Plan and Restricted Stock Units issued under the 2016 Equity Incentive Compensation Plan if after April 1, 2016, the 2012 Equity Incentive Compensation Plan if after April 1, 2012 but before April 1, 2016, or the the Omnibus Incentive Plan if before April 1, 2012. All executive officers participate in the Executive Bonus Plan. All executive officers other than Steven A. Markel and Anthony F. Markel were also eligible to receive Restricted Stock Units for 2016. Steven A. Markel and Anthony F. Markel (and, until 2012, Mr. Kirshner) have not participated in the

2016 Equity Incentive Compensation Plan, 2012 Equity Incentive Compensation Plan or the Omnibus Incentive Plan at their request because of both the substantial ownership of Common Stock they already have and their belief that the benefits of Restricted Stock Unit awards to the Company and to the individuals involved were more significant in the case of other members of management. The lack of participation by these executive officers in these plans has not been reflected in higher bonus opportunities under the Executive Bonus Plan.
Awards to executive officers under the Executive Bonus Plan and 2016 Equity Incentive Compensation Plan for 2016 performance, and prior to that, the 2012 Equity Incentive Compensation Plan and the Omnibus Incentive Plan, have generally been subject to the achievement of pre-established performance goals. The principal performance measure used in the plans for 2016 was the same—growth in book value over the past five year period.
Growth in book value over a period of several years is used as the primary performance goal under the plans based on a belief that consistent increases in book value will enhance the value of the Company and will, over time, benefit shareholders through higher stock prices. The five-year measurement period provides balance between line of sight for actions currently being taken and a long-term perspective in managing the Company’s operations. In addition, using a longer-term measurement period does not encourage the taking of excessive or unnecessary risks in order to earn incentive compensation. We believe using this metric to reward executive performance has appropriately and successfully focused the attention and efforts of our executives on long-term performance for the ultimate benefit or our shareholders.
Book value calculations may be modified by the Compensation Committee to reflect transactions not in the ordinary course which may affect book value including, but not limited to, share issuances or conversions, share repurchases, dividends, and capital adjustments or other transactions affecting book value. The principal adjustments to the calculation of book value that have been made for the 2012-2016 performance period are to eliminate the effect of all transaction-related, non-recurring changes in book value arising from the acquisition of Alterra as well as share repurchases by the Company. In March 2014, the Compensation Committee approved a change in the calculation of the growth in book value from compound growth in book value to a straight average growth in book value to more closely approximate the internal rate of return calculation for the period while at the same time muting the accretive impact of the share issuance relating to the Company’s acquisition of Alterra in 2013.
The grid used to determine the payouts made to executive officers for performance in 2016 was last modified by the Compensation Committee in March 2014 to more adequately incentivize and reward (if targets were achieved) the executives for incremental performance achievements recognizing the increased value to shareholders of such incremental achievements in a much larger Company, particularly in a low interest rate environment. The Compensation Committee acknowledged that as circumstances within the Company or the broader economy warranted, the measures used to evaluate performance set forth in the grid would be subject to reassessment.
In 2016, in the case of all named executive officers , the sole performance measure was the five-year straight average of growth in book value.
As illustrated in the discussion below and in the tabular and other information under “Executive Compensation,” all executive officers have the potential to receive a majority of their total compensation in the form of incentive compensation. Moreover, if the Company achieves excellent performance over a multi-year period, a substantial majority (up to 80% for the named executive officers) of their total compensation would be in the form of incentive compensation. While the Company believes it is important to provide incentive compensation at these levels, it believes it is also important to require sustained performance to achieve maximum payouts.
Executive Bonus Plan
The amended and restated Markel Corporation Executive Bonus Plan was approved by shareholders in 2015 (the “Executive Bonus Plan”). The Executive Bonus Plan is administered by the Compensation Committee. The Compensation Committee has the power and complete discretion to select eligible employees to receive awards and to determine the type of award and its terms and conditions. Executive officers of the Company who the Compensation Committee determines have contributed or who can be expected to contribute significantly to the Company are eligible to receive awards under the Executive Bonus Plan.
The Executive Bonus Plan is designed so that payments may qualify for the performance-based exception to the $1,000,000 deduction limit under Section 162(m) of the Code. Awards are subject to the achievement of pre-established performance goals and are administered to comply with the requirements of Section 162(m).

As discussed above, performance goals for 2016 primarily related to growth in book value. The Compensation Committee sets the amounts payable under each performance award. For each of the named executive officers, the scale currently used for bonus awards based on growth in book value is set forth under “Non-Equity Incentive Plan Awards” below. The executive receives the appropriate payment at the end of the performance period if the performance goals and other terms and conditions of the award are met. Awards are payable in cash. Under the Executive Bonus Plan, the aggregate maximum cash amount payable under the plan to any employee in any year cannot exceed the lesser of 250% of base salary or $3,500,000. Any performance award must be made before the 90th day of the period for which the performance award relates and before the completion of 25% of the period.
In addition, while the Executive Bonus Plan caps incentive compensation paid to any individual, the Compensation Committee reserves the right to approve supplementary bonuses outside of the Executive Bonus Plan in the case of growth in book value exceeding 17% or other special circumstances.
2016 Equity Incentive Compensation Plan
The 2016 Equity Incentive Compensation Plan was approved by shareholders in May 2016 at the Annual Meeting of Shareholders. The Compensation Committee approved performance-based Restricted Stock Unit awards in February 2016 for the named executive officers, as well as other members of management of the Company and its subsidiaries. Under the awards, Restricted Stock Units, expressed in dollars as a percentage of base salary, could be granted based on growth in book value. Each Restricted Stock Unit represents the right to receive one share of Common Stock. The table below under “Stock Awards” shows the potential value of Restricted Stock Unit grants under the awards, expressed as a percentage of base salary. Awards of Restricted Stock Units are generally administered as performance grants, designed so that payments may qualify for the performance-based exception to the $1,000,000 deduction limit under Section 162(m). After a Restricted Stock Unit is granted, the Restricted Stock Unit is subject to a vesting schedule, usually cliff vesting after a three-year period. The named executive officers have the potential to earn equal amounts of incentive compensation in the form of cash and Restricted Stock Units. Paying a substantial portion of incentive compensation in Restricted Stock Units has the advantage of both increasing the executive officers’ equity ownership in the Company (which is aligned with the Company’s emphasis on equity ownership by associates) and furnishing a retention incentive (i.e., the executive officer must remain employed by the Company in order to be assured of vesting in the stock).
The 2016 Equity Incentive Compensation Plan does not allow for stock options.
Payouts for 2016 Performance
The five-year straight average of the growth in book value from January 1, 2012 through December 31, 2016, adjusted as described above, was 11%. According to the terms of the awards, this would result in payouts to Messrs. Kirshner, Gayner, Whitt and Crowley and Ms. Waleski for 2016 performance equal to 80% of base salary, with a corresponding issuance of performance-based Restricted Stock Unit awards under the 2016 Equity Incentive Compensation Plan.
No discretionary bonuses were granted to any of the Company’s named executive officers for 2016 Performance.
Retention Awards
For recruitment and retention purposes, grants of Restricted Stock Units have been made under the 2016 Equity Incentive Compensation Plan, the 2012 Equity Incentive Compensation Plan, or the Omnibus Incentive Plan, from time to time as circumstances warrant. No retention awards were made in 2016 to any of the Company’s named executive officers.
2017 Percentage of Salary Adjustments
In February 2017, the Compensation Committee approved adjustments to the percentage of base salary to be paid out at each percentage increase in the corporation’s five year annual growth in book value over 5% under the 2017 executive bonus and equity incentive compensation plans for Messrs. Gayner, Whitt and Crowley. The modifications were based upon a review of the amount of at-risk incentive-based compensation to appropriately retain, incentivize, and reward Messrs. Gayner, Whitt and Crowley for their efforts and contributions to grow book value and in light of their job responsibility and titling changes made in the latter part of 2016.
The modifications, which become effective for the 2017 performance year, will apply to the non-equity and incentive plan awards and stock awards granted in 2018 (to be paid in cash or granted in restricted stock units in 2018, as applicable). For example, referring to the five year annual growth in book value grids contained on pages 22 and 23 of the proxy statement that apply to the 2016 performance year, a 6% growth in book value which equates to a non-equity and incentive plan award or stock award of 40% of base salary for the 2016 performance year will equate to 60% of base salary for the 2017 performance year for Messrs. Gayner, Whitt and Crowley. Similarly, a 12% growth in book value will equate to 150% of base salary for the 2017 performance year. Performance at 15% growth in book value and above will be capped at 250% of base salary for the 2017 performance year.

Stock Ownership Guidelines
The Company places a strong emphasis on equity ownership by executive officers and other members of senior management. The Board of Directors has adopted stock ownership guidelines that require executive officers to acquire and maintain ownership of Common Stock with a value at least equal to five times base salary and other members of senior management to acquire and maintain ownership of Common Stock with a value at least equal to two or three times base salary, depending on position. Restricted Stock Units subject to vesting requirements are counted as owned shares for purposes of the guidelines. Newly hired or newly promoted executives are expected to reach these minimum levels of ownership within five years. Shares as to which the economic risks of ownership are hedged are not considered “owned” for this purpose. All persons who were executive officers in 2016 currently meet or exceed these guidelines.
Perquisites
The Company provides limited perquisites to its executive officers. In 2016, each of the named executive officers received less than $10,000 in perquisites and personal benefits.
Employment Agreements
The Company has entered into employment agreements with each of its executive officers. The material terms of these agreements and the severance benefits payable under various scenarios are described under the heading “Potential Payments Upon Termination or Change in Control.”
Each of the employment agreements provides assurances to the Company with regard to the availability of the executive’s services, provides protection for the Company’s confidential information and trade secrets, and restricts the ability of the executive officers to compete with the Company during their employment and after its termination. In return, the executive officers are provided assurances with regard to salary, other compensation and benefits, as well as severance benefits if their employment is terminated by the Company other than for “cause.” For this purpose, “cause” includes neglect of duties; willful misconduct; conduct that may result in material injury to the reputation of the Company; active disloyalty; inability to maintain or obtain required regulatory approvals; or breach of obligations relating to confidential information, trade secrets or restrictions on competing with the Company.
In addition, Messrs. Gayner, Whitt and Crowley and Ms. Waleski are provided additional assurances following a Change in Control. In such a situation, they would receive enhanced severance benefits, but only if their employment were terminated without cause or if they chose to terminate their employment for “Good Reason.” See “Potential Payments Upon Termination or Change in Control” for a description of the benefits payable and for definitions of these terms. This additional “double trigger” protection has been provided to Messrs. Gayner, Whitt and Crowley and Ms. Waleski because they are considered more vulnerable in a Change in Control context due to their positions with the Company, their relative levels of equity ownership and the stage of their careers. The employment agreement for Mr. Kirshner does not include additional Change in Control protections because they are not perceived to be necessary in his case.
None of the employment agreements with the Company’s executive officers include provisions for tax gross-ups, in respect of the “parachute payment” tax imposed by Section 280G of the Code or otherwise.
Tax and Accounting Treatment
Section 162(m) of the Code imposes a $1,000,000 limit on the amount of U. S. compensation that will be deductible for U. S. tax purposes by the Company with respect to each of the Chief Executive Officers and the three other most highly compensated executive officers (other than the Chief Financial Officer). Performance-based compensation that meets certain requirements will not be subject to the deduction limit. Annual Restricted Stock Unit awards and cash incentive payments under the Executive Bonus Plan are designed to meet their requirements. The Compensation Committee retains discretion to make bonus payments or to award grants that will count against the $1,000,000 limit. The Compensation Committee will continue to monitor the impact of the Section 162(m) limit and will attempt to minimize the loss of tax deductions in future years as long as doing so is consistent with its objectives for management compensation.
Compensation expense with respect to Restricted Stock Units under the 2016 Equity Incentive Compensation Plan, the 2012 Equity Incentive Compensation Plan and the Omnibus Incentive Plan is fixed for accounting purposes based on the fair value of the award at the grant date, i.e., the date on which the Compensation Committee determines the number of Restricted Stock Units to be awarded. The compensation expense is recognized over the period ending when the awards vest.
Clawback Policy
In February 2013, the Board approved the adoption of the Markel Clawback Policy. If financial results filed with the Securities and Exchange Commission are restated due to material non-compliance resulting from fraud or intentional misconduct, the Board of Directors or an independent Board committee will review performance-based compensation paid to executive officers who are found to be personally responsible for the fraud or intentional misconduct that caused the need for the restatement. To the extent permitted by applicable law, the Board of Directors or an independent Board committee will seek, as it deems appropriate, the recovery on behalf of the Company of any performance-based compensation paid to executive officers whose conduct directly caused the need for restatement. The foregoing will be in addition to seeking any amounts the principal executive officer and principal financial officer may be required to repay under applicable laws.
This Clawback Policy will be reviewed once final rules regarding clawback requirements are released under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and will be amended in order to comply with such requirements and any other “clawback” provisions required by law or the listing standards of the NYSE.
Say on Pay and Say on Frequency Votes
Currently shareholders have the opportunity every three years to cast a non-binding advisory vote to approve executive compensation (“Say on Pay”). At the 2014 Annual Meeting of Shareholders, more than 91 percent of the votes cast approved the Company’s executive compensation program. Shareholders also are asked at least once every six years to vote, on a non-binding advisory basis, on how often a Say on Pay vote should be held (“Say on Frequency”). Both the Say on Pay and Say on Frequency votes will be held at the 2017 Annual Meeting of Shareholders. If shareholders approve an annual Say on Pay vote, as recommend by the Board of Directors, the next Say on Pay vote would occur at the 2018 Annual Meeting of Shareholders. The next Say on Frequency vote is expected to occur in 2023.

EXECUTIVE COMPENSATION
The following table provides compensation information for the Company’s principal executive officer, principal financial officer and other named executive officers for services in their capacities as such during 2016 and preceding years, where applicable.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total Compensation ($)

Alan I. Kirshner Executive Chairman	2016 2015 2014	$900,000 $900,000 $900,000	-0- -0- -0-	$720,000 $720,000 $1,125,000	$720,000 $720,000 $1,125,000	-0- -0- -0-	$23,850 $24,400 $23,400	$2,363,850 $2,364,400 $3,173,400
Thomas S. Gayner Co-Chief Executive Officer	2016 2015 2014	$807,692 $750,000 $750,000	-0- -0- -0-	$760,000 $600,000 $937,500	$760,000 $600,000 $937,500	-0- -0- -0-	$23,850 $24,400 $23,400	$2,351,542 $1,974,400 $2,648,400
Richard R. Whitt, III Co-Chief Executive Officer	2016 2015 2014	$807,692 $750,000 $750,000	-0- -0- -0-	$760,000 $600,000 $937,500	$760,000 $600,000 $937,500	-0- -0- -0-	$23,850 $23,879 $23,440	$2,351,542 $1,973,879 $2,648,440
F. Michael Crowley Vice Chairman	2016 2015 2014	$793,269 $750,000 $750,000	-0- -0- -0-	$720,000 $600,000 $937,500	$720,000 $600,000 $937,500	-0- -0- -0-	$23,850 $23,850 $23,763	$2,257,119 $1,973,850 $2,648,763
Anne G. Waleski Executive Vice President and Chief Financial Officer	2016 2015 2014	$578,846 $530,769 $468,750	-0- -0- -0-	$480,000 $440,000 $625,000	$480,000 $440,000 $625,000	-0- -0- -0-	$23,850 $23,850 $23,400	$1,562,696 $1,434,619 $1,742,150

In accordance with applicable rules of the Securities and Exchange Commission, the Summary Compensation Table omits information regarding group life, health, hospitalization and medical reimbursement plans that do not discriminate in scope, terms or operation in favor of executive officers or directors and that are available generally to all salaried employees.
Amounts shown under “Stock Awards” are Restricted Stock Units awarded based on the achievement of performance goals. The amounts represent the fair value of the awards determined at the time of grant and recognized by the Company for financial reporting purposes under FASB ASC Topic 718, Compensation-Stock Compensation.Non-Equity Incentive Plan Compensation consists of amounts paid under the Company’s Executive Bonus Plan. See “Grants of Plan-Based Awards—Non-Equity Incentive Plan Awards” for a discussion of these payments and to compare amounts actually paid out as reflected in the Summary Compensation Table with potential payouts at various performance levels.

All Other Compensation for 2016 includes the following: the Company’s contributions under the Company’s Retirement Savings (401(k)) Plan in the amount of $23,850 for each person named in the Summary Compensation Table. Each of the named executive officers received less than $10,000 in perquisites and personal benefits in 2016. The named executive officers reimbursed the Company for the Company’s incremental cost related to any personal travel on aircraft chartered by the Company, and thus no amounts are included because there was no incremental cost to the Company. On occasion during 2016, if seating was available, certain of the named executive officers were accompanied by a spouse or significant other on business trips using an aircraft chartered by the Company, but no amounts are included because there was no incremental cost to the Company.

GRANTS OF PLAN-BASED AWARDS

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards*				Estimated Possible Payouts Under Equity Incentive Plan Awards**			All Other Stock Awards: Number of Units (#)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)

Alan I. Kirshner	2/22/2016 2/21/2017	$360,000	$900,000	$2,250,000	$360,000	$900,000	$1,800,000	734	$720,000
Thomas S. Gayner	2/22/2016 2/21/2017	$380,000	$950,000	$2,375,000	$380,000	$950,000	$1,900,000	775	$760,000
Richard R. Whitt, III	2/22/2016 2/21/2017	$380,000	$950,000	$2,375,000	$380,000	$950,000	$1,900,000	775	$760,000
F. Michael Crowley	2/22/2016 2/21/2017	$360,000	$900,000	$2,250,000	$360,000	$900,000	$1,800,000	734	$720,000
Anne G. Waleski	2/22/2016 2/21/2017	$240,000	$600,000	$1,500,000	$240,000	$600,000	$1,200,000	489	$480,000

*
The Executive Bonus Plan caps awards at 250% of base salary, which is the amount shown under the “Maximum” column. The Committee reserves the right to reduce the maximum amount payable in its discretion. The Compensation Committee reserves the right to approve supplementary bonuses outside of the Plan in the case of growth in book value exceeding 17% or in other special circumstances.

**
When targets are set for performance-based awards, potential awards are expressed as a percentage of salary (with the reference amount being base salary at year end). The number of units awarded is determined by dividing the dollar amount by the fair market value of Common Stock on the date that the Compensation Committee certifies that the performance goals have been met. Awards in excess of 200% of base salary may be made at the discretion of the Compensation Committee outside of the Plan.

This table shows all grants of awards under the Company’s incentive plans made during 2016. The “Grant Date Fair Value of Stock Awards” column shows the fair value of awards actually made in or for 2016 for financial reporting purposes. The remaining columns represent compensation that was potentially payable for 2016.
Amounts shown in the “Non-Equity Incentive Plan Awards” and “Equity Incentive Plan Awards” columns for all executive officers reflect potential payouts for 2016 to each executive officer at threshold, target and maximum performance levels. To compare these potential payouts with amounts actually paid, see the discussion below under “Non-Equity Incentive Plan Awards” and “Stock Awards.”
The awards shown for the named individuals dated 2/21/2017 under “All Other Stock Awards” represent the actual payout made in 2017 for 2016 performance.

Non-Equity Incentive Plan Awards
For 2016, all named executive officers were eligible to receive awards under the Company’s Executive Bonus Plan, expressed as a percentage of year-end base salary. In the case of Messrs. Kirshner, Gayner, Whitt and Crowley and Ms. Waleski, awards were based on the five-year straight average of the growth in book value of Common Stock as reflected in the schedule below. The five-year straight average of the growth in book value for the period ending December 31, 2016 was 11% (rounded to the nearest whole number), yielding an incentive payout of 80% of target. As described on page 18, the calculation of growth in book value for the 2012-2016 years, as adjusted, equates to 14.22% for 2012; 13.25% for 2013; 14.42% for 2014; 3.29% for 2015; and 8.46% for 2016.

Growth in Book Value Per Share	Award as % of Base Salary under the Plan
Under 6%	0%
6%*	40%
7%*	40%
8%*	40%
9%*	40%
10%	60%
11%	80%
12%	100%
13%	125%
14%	150%
15%	175%
16%	200%
17% or more **	Discretionary

*	In the case of performance in this range, the Compensation Committee is expected to use discretion to determine whether the award should be reduced.
**
In the case of high performance at this level, the maximum Award will be 250% of Base Salary and, the Committee may, in its discretion, reduce the maximum amount payable. In addition, the Committee may, in its discretion, award additional bonuses outside the Plan.

No discretionary awards were made to any of the named executive officers for 2016.

Stock Awards
For 2016, the Compensation Committee also approved performance-based Restricted Stock Unit awards for the named executive officers under the 2016 Equity Incentive Compensation Plan. Each unit represents the right to receive one share of Common Stock. The schedule below shows potential Restricted Stock Unit grants under the awards for Messrs. Kirshner, Gayner, Whitt and Crowley and Ms. Waleski, expressed as a percentage of year-end base salary. Potential awards were based on growth in book value for the period from January 1, 2012 to December 31, 2016. See “Outstanding Equity Awards at Fiscal Year-End” for additional information on vesting. The five-year straight average growth in book value for the period ending December 31, 2016 was 11% (rounded to the nearest whole number). As described on page 18, the calculation of growth in book value for the 2012-2016 years, as adjusted, equates to 14.22% for 2012; 13.25% for 2013; 14.42% for 2014; 3.29% for 2015; and 8.46% for 2016.

Growth in Book Value Per Share	Restricted Stock Unit Award as % of Base Salary under the Plan
Under 6%	0%
6%*	40%
7%*	40%
8%*	40%
9%*	40%
10%	60%
11%	80%
12%	100%
13%	125%
14%	150%
15%	175%
16%	200%
17% or more **	Discretionary

*	In the case of performance in this range, the Compensation Committee is expected to use discretion to determine whether the award should be reduced.
**	In the case of high performance at this level, the Committee may, in its discretion, award additional Restricted Stock Units outside of the 2016 Plan.
No discretionary awards were made to any of the named executive officers for 2016.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested*	Market Value of Shares or Units of Stock That Have Not Vested

Alan I. Kirshner	5,742	$5,193,639
Thomas S. Gayner	4,871	$4,405,820
Richard R. Whitt, III	4,871	$4,405,820
F. Michael Crowley	4,722	$4,271,049
Anne G. Waleski	3,044	$2,753,298

*
Does not include 1,390 units that have not been settled in shares to each of Messrs. Gayner, Whitt and Crowley at December 31, 2016, but which pursuant to retention awards made in May 2010 have vested. 20% of the units awarded in May 2010 vested and were issued after one year. The remaining 80% of the units vested in May 2015. Of the 80% of the units that vested in May 2015, an additional 25% of the units were settled in shares in July 2015 upon attaining share price targets in accordance with the terms of the stock award and an additional 12.5% of the units were settled in shares in January 2016 upon attaining share price targets in accordance with the terms of the award. The remaining units are payable only following termination of employment, except that payment may occur earlier if additional designated share price targets are attained. Violation of non-competition agreements contained in the award agreement may result in cancellation of the award, even after vesting.

The stock awards reflected in the table are Restricted Stock Units granted under the Company’s 2012 Equity Incentive Compensation Plan and Omnibus Incentive Plan.
For each of Messrs. Kirshner, Gayner, Whitt and Crowley and Ms. Waleski the number of shares also includes Restricted Stock Units awarded for performance in 2012, 2013, 2014 and 2015, as applicable. The units awarded for performance in 2012 will vest in December 2017 (1,417 units for Mr. Kirshner, 1,267 units for each of Mr. Gayner and Mr. Whitt, 1,118 units for Mr. Crowley, and 760 units for Ms. Waleski). The units awarded for performance in 2013 will vest in December 2018 (1,973 units for Mr. Kirshner, 1,644 units for each Messrs. Gayner, Whitt and Crowley, and 931 units for Ms. Waleski). The units awarded for performance in 2014 will vest in December 2017 (1,522 units for Mr. Kirshner, 1,269 units for each Messrs. Gayner, Whitt and Crowley, and 846 units for Ms. Waleski). The units awarded for performance in 2015 will vest in December 2018 (830 units for Mr. Kirshner, 691 units for each Messrs. Gayner, Whitt and Crowley, and 507 units for Ms. Waleski). Early vesting, in whole or in part, may occur upon death, disability, retirement, following a change in control and job loss or if the Compensation Committee determines the executive had an approved termination of employment. Even upon early vesting, the shares will generally not be issued until the end of the applicable period. The awards and shares received under them may be subject to forfeiture and/or partial recapture if: (i) the executive is terminated for cause; (ii) the executive becomes associated with a business that competes with the Company; or (iii) the Committee determines the executive has engaged in conduct detrimental to the interests of the Company.
Holders of Restricted Stock Units are not entitled to receive any dividends before vesting and issuance of the shares underlying the units.
Values are based on the closing price of shares of Common Stock on December 31, 2016 ($904.50 per share).

OPTION EXERCISES AND STOCK VESTED
Restricted stock units vested for the named executive officers in the following amounts during the last fiscal year.

	Stock Awards
Name	Number of Shares Acquired on Vestingab	Value Realized on Vesting[b]

Alan I. Kirshner	3,805	$3,645,190
Thomas S. Gayner	3,805[c]	$3,645,190[c]
Richard R. Whitt, III	4,083	$3,886,324
F. Michael Crowley	5,767	$5,367,655
Anne G. Waleski	2,052	$1,957,766

[a]	Reflects shares receivable before payment of applicable withholding taxes.

[b]
Does not include 1,390 units that have not been settled in shares to each of Messrs. Gayner, Whitt and Crowley at December 31, 2016, but which pursuant to retention awards made in May 2010 have vested in 2015.

c
Restricted Stock Units vested for Mr. Gayner in January and May of 2016. He has deferred receipt of the shares issuable in January in respect of the units. Had receipt not been deferred, he would have received 278 shares having a fair market value on the date of vesting of $241,134, subject to payment of applicable withholding taxes.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)*	Aggregate Balance at December 31, 2016 ($)**
Thomas S. Gayner	$0	$202,854	($11,276)	$8,684,105
Richard R. Whitt, III	$0	$24,961	($241,134)	$1,257,255
F. Michael Crowley	$0	$24,961	($241,134)	$1,257,255

*
Represents 278 units of a retention award that settled in shares in January 2016 upon attaining share price targets in accordance with the terms of the award, but pursuant to the terms of the award vested in May 2015. Mr. Gayner deferred receipt of these shares, and the amount shown for Mr. Gayner in this column represents shares withheld for withholding taxes.

**
Includes 1,390 units that have not been settled in shares to each of Messrs. Gayner, Whitt and Crowley at December 31, 2016, but which pursuant to retention awards made in May 2010 have vested. 278 units were settled in shares in January 2016 upon attaining share price targets in accordance with the terms of the award. The remaining units are payable only following termination of employment, except that payment may occur earlier if additional designated share price targets are attained. Violation of non-competition agreements contained in the award agreement may result in cancellation of the award, even after vesting.

Mr. Gayner has deferred receipt of shares issuable in respect to Restricted Stock Units that vested in 2016, 2015, 2012 and prior years under the Omnibus Incentive Plan. The aggregate number of deferred shares at December 31, 2016 was 8,211, net of withholding taxes, which are valued based on the closing price of shares of Common Stock on December 31, 2016 ($904.50 per share). The deferred shares will be distributed based on Mr. Gayner’s elections.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The Company has entered into an employment agreement with Mr. Kirshner which provides for his employment as an executive officer. The agreement has an initial term of one year and is automatically renewed for additional terms of one year unless either party gives 90 days notice of non-renewal. If the Company chooses not to renew, the Company will be deemed to have terminated his employment without cause.
Under the terms of his employment agreement, Mr. Kirshner has agreed to preserve the confidentiality of the Company’s proprietary data and has also agreed not to compete with the Company for a period of 24 months following termination. Upon his death or disability, the Company will continue to pay his base salary for twelve months. If the agreement is terminated by the Company for cause or voluntarily by Mr. Kirshner, the Company’s obligations under the agreement will terminate. If the agreement is terminated by the Company without cause, the Company will pay Mr. Kirshner his base salary and provide continuing benefits for 24 months from the date of termination (beginning six months after termination if certain provisions of Section 409A of the Code apply). In addition, subject to compliance with the covenants in his employment agreement regarding confidentiality and non-competition, at the end of the 24-month period, Mr. Kirshner will be entitled to receive a lump sum payment equal to twice the amount of bonus, if any, paid to him for the calendar year preceding the year in which termination occurs. The agreement also provides for annual salary reviews, bonuses by the Board of Directors, five weeks of annual vacation and participation in health, 401(k) and other benefit plans available to all U.S. employees.
The Company has entered into similar agreements with Messrs. Gayner, Whitt and Crowley and Ms. Waleski, with differences principally in the duration of the non-competition provision (which extends for twelve months) and in termination compensation.
These agreements provide for the payment of salary and benefits for twelve months if the executive’s employment is terminated without cause or, following a Change in Control, the executive voluntarily terminates employment for Good Reason. Following a Change in Control, in the case of either termination without cause or voluntary termination for Good Reason but subject to compliance with the covenants in the employment agreement regarding confidentiality and non-competition, the executive will also be entitled to receive a lump sum payment at the end of the 12-month period equal to the amount of bonus, if any, paid to the executive for the calendar year preceding the year in which termination occurs.
For these purposes “Good Reason” means a material decrease in the executive’s base salary; a material reduction in duties or responsibilities; a material breach of the agreement by the Company; or a change by more than 50 miles in the location from which the executive is expected to perform the executive’s duties.
“Change in Control” means generally the liquidation or dissolution of the Company; the acquisition of 20% or more of the Company’s outstanding shares; a business combination involving the Company; or a change in a majority of the incumbent Board of Directors of the Company, in each case unless the owners of 50% or more of the Company’s outstanding voting securities before the transaction remain the owners of 50% or more of the outstanding voting securities of the Company or other resulting entity following a transaction.

The estimated payments and benefits that would be provided upon termination under the various scenarios set forth above are quantified in the following table, assuming termination of employment took place on December 31, 2016. If the executive breached the covenants in the executive’s employment agreement regarding competition or confidential information, the Company would not be obligated to continue making payments.

Name	Death or Disability	Termination for Cause or Voluntary Termination by Executive	Termination without Cause	Termination for Good Reason After Change in Control*

Alan I. Kirshner Payments Benefits	$900,000 -0-	-0- -0-	$3,240,000 $22,411	N/A
Thomas S. Gayner Payments Benefits	$950,000 -0-	-0- -0-	$950,000 $11,206	$1,550,000 $11,206
Richard R. Whitt, III Payments Benefits	$950,000 -0-	-0- -0-	$950,000 $11,206	$1,550,000 $11,206
F. Michael Crowley Payments Benefits	$900,000 -0-	-0- -0-	$900,000 $11,206	$1,500,000 $11,206
Anne G. Waleski Payments Benefits	$600,000 -0-	-0- -0-	$600,000 $11,206	$1,040,000 $11,206

*	If Messrs. Gayner, Whitt or Crowley or Ms. Waleski were terminated without cause following a Change in Control, they would receive payments as described in this column.
As of December 31, 2016, Messrs. Kirshner, Gayner, Whitt and Crowley and Ms. Waleski had received Restricted Stock Unit awards under the Company’s 2012 Equity Incentive Compensation Plan and Omnibus Incentive Plan that have not yet vested. If, within twelve months following a Change in Control, their employment were terminated involuntarily without cause or they voluntarily terminated employment for Good Reason, all outstanding terms and conditions on the Restricted Stock Units would be deemed fully satisfied and vested. See “Outstanding Equity Awards at Fiscal Year-End” for a summary of outstanding Restricted Stock Units and their value at December 31, 2016.
In addition, under the circumstances described above, all outstanding Performance Grants under the 2016 Equity Incentive Compensation Plan would be deemed fully earned. At December 31, 2016, that would have resulted in the issuance of shares of Common Stock worth $1,800,000 to Mr. Kirshner; $1,900,000 each to Messrs. Gayner and Whitt; $1,800,000 to Mr. Crowley; and $1,200,000 to Ms. Waleski.

Equity Compensation Plan Information
The following table presents information as of December 31, 2016 with respect to compensation plans under which shares of the Company’s Common Stock are authorized for issuance.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (including Restricted Stock Units)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans[a]

Equity Compensation Plans Approved by Shareholders	109,086[b]	$0	366,717
Equity Compensation Plans Not Approved by Shareholders	3,424[c]	$252.47	0
Total	112,510	$252.47	366,717
 ________________

[a]
This column includes 248,025 shares available for grant under the 2016 Equity Incentive Compensation Plan and 118,692 shares available for issuance or purchase on the open market under the Employee Stock Purchase and Bonus Plan.

[b]
The Company has no outstanding options, warrants or rights under the Omnibus Incentive Plan, the 2012 Equity Incentive Compensation Plan or the 2016 Equity Incentive Compensation Plan. Amounts reported represent shares to be issued in respect of outstanding or vested Restricted Stock Units under the Omnibus Incentive Plan, the 2012 Equity Compensation Plan and 2016 Equity Incentive Compensation Plan, including 8,211 shares which have vested but with respect to which receipt has been deferred. Since Restricted Stock Units do not have an exercise price, they are not taken into account in the computation of the weighted average exercise price.

[c]
In connection with the acquisition of Aspen Holdings, Inc., outstanding options to purchase Aspen common stock were converted into options to purchase shares of the Company’s Common Stock. No additional options may be issued under the Aspen plans. In connection with the acquisition of Alterra Capital Holdings Limited, outstanding options to purchase Alterra common stock were converted into options to purchase shares of the Company’s Common Stock. No additional options may be issued under the Alterra plans. Includes 3,306 shares issuable upon exercise of converted Aspen options and 118 shares issuable upon exercise of converted Alterra options.

OTHER MATTERS
The Board of Directors knows of no other matters which will be brought before the meeting. However, if any other matters are properly presented, or if any question arises as to whether any matter has been properly presented and is a proper subject for shareholder action, the persons named as proxies in the accompanying proxy intend to vote the shares represented by such proxy in accordance with their best judgment.
SHAREHOLDER PROPOSALS
Any shareholder desiring to make a proposal to be acted upon at the 2018 Annual Meeting of Shareholders must present the proposal to the Company at its principal executive offices in Glen Allen, Virginia, no later than November 24, 2017 in order for the proposal to be included in the Company’s proxy materials. Any such proposal should meet the applicable requirements of the Exchange Act and the rules and regulations thereunder.
Any shareholder wishing to bring a matter (other than the nomination of a director or a matter to be included in the Company’s proxy materials) before the 2018 Annual Meeting of Shareholders must give notice in writing to the Secretary of the Company, by registered or certified United States mail, delivered by February 14, 2018. The notice must set forth as to each matter to be brought before the meeting: (i) a brief description of the business to be brought before the meeting, including the complete text of any resolutions to be presented for a vote; (ii) the name and address of record of the shareholder making the proposal; (iii) the number of shares of Common Stock beneficially owned by the shareholder; and (iv) any material interest of the shareholder in the business to be brought before the meeting. Any matter brought before the meeting of shareholders other than in compliance with these procedures may be ruled out of order by the chairman of the meeting.
Any shareholder wishing to nominate a director at the Annual Meeting must give notice in writing of the proposed nomination to the Secretary of the Company, by registered or certified United States mail, delivered not less than 60 days in advance of the meeting (except that, if public disclosure of the meeting is made less than 70 days before the meeting, the notice must be delivered within ten days following such public disclosure). The notice must set forth: (i) the name and address of record of the shareholder making the nomination and the name and address of the nominee(s); (ii) the number of shares of Common Stock beneficially owned by the shareholder; (iii) a description of all arrangements or understandings between or among the shareholder and each nominee and any other person or persons (naming such person or persons) in accordance with which the nomination is being made by the shareholder; (iv) information regarding each nominee equivalent to that required to be included in a proxy statement filed under the rules of the Securities and Exchange Commission if the nominee had been nominated by the Board of Directors; and (v) a consent of the nominee to serve as a director, if elected. Any nomination brought before the meeting other than in compliance with these procedures may be ruled out of order by the chairman of the meeting.

By Order of the Board of Directors

Richard R. Grinnan, Secretary
March 24, 2017

0

MARKEL CORPORATION

Proxy Solicited on Behalf of the Board of Directors for

The undersigned, having received the Annual Report to Shareholders and the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement dated March 24, 2017, hereby appoints Alan I. Kirshner, Anthony F. Markel and Steven A. Markel (each with power to act alone) as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as directed below, all the shares of Common Stock of Markel Corporation held of record by the undersigned on March 7, 2017, at the Annual Meeting of Shareholders to be held on May 15, 2017, and any adjournment thereof.

(Please complete, sign and date on the reverse side.)

1.1 14475

ANNUAL MEETING OF SHAREHOLDERS OF

MARKEL CORPORATION

May 15, 2017

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Annual Meeting, Proxy Statement and Annual Report to Shareholders are available at http://www.markelcorp.com/proxymaterials

Please complete, sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 4, AND FOR "ONE YEAR" FOR PROPOSAL 3.
PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

	FOR	AGAINST	ABSTAIN
J. Alfred Broaddus, Jr.	☐	☐	☐
K. Bruce Connell	☐	☐	☐
Douglas C. Eby	☐	☐	☐
Thomas S. Gayner	☐	☐	☐
Stewart M. Kasen	☐	☐	☐
Alan I. Kirshner	☐	☐	☐
Lemuel E. Lewis	☐	☐	☐
Anthony F. Markel	☐	☐	☐
Steven A. Markel	☐	☐	☐
Darrell D. Martin	☐	☐	☐
Michael O'Reilly	☐	☐	☐
Michael J. Schewel	☐	☐	☐
Jay M. Weinberg	☐	☐	☐
Richard R. Whitt, III	☐	☐	☐
Debora J. Wilson	☐	☐	☐

	FOR	AGAINST	ABSTAIN
2. Advisory vote on approval of executive compensation.	☐	☐	☐

	ONE YEAR	TWO YEARS	THREE YEARS	ABSTAIN
3. Advisory vote on the frequency of shareholder advisory votes approving executive compensation.	☐	☐	☐	☐

5. In their discretion on such other matters as may properly come before the meeting or, if any nominee listed in Proposal 1 herein is unable to serve for any reason, to vote or refrain from voting for a substitute nominee or nominees.

This proxy when properly executed will be voted as directed. **WHERE NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 and 4 AND FOR ONE YEAR FOR PROPOSAL 3.**

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 15, 2017

MARKEL CORPORATION

Meeting Information

Meeting Type: Annual Meeting
For holders as of: March 07, 2017
Date: May 15, 2017 **Time:** 4:30 PM EST
Location: Altria Theater
6 North Laurel Street
Richmond, Virginia 23220

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

0000315897_1 R1.0.1.15

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Annual Report 2. Notice & Proxy Statement

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will **NOT** be forwarded to your investment advisor. Please make the request as instructed above on or before May 01, 2017 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: If you choose to vote these shares in person at the meeting, you must request a "*legal proxy.*" To do so, please follow the instructions at *www.proxyvote.com* or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com.* Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form.

0000315897_2 R1.0.1.15

Voting items

The Board of Directors recommends you vote FOR the following proposal(s):

1. Election of Directors

Nominees

1A J. Alfred Broaddus, Jr.

1B K. Bruce Connell

1C Douglas C. Eby

1D Thomas S. Gayner

1E Stewart M. Kasen

1F Alan I. Kirshner

1G Lemuel E. Lewis

1H Anthony F. Markel

1I Steven A. Markel

1J Darrell D. Martin

1K Michael O'Reilly

1L Michael J. Schewel

1M Jay M. Weinberg

1N Richard R. Whitt, III

1O Debora J. Wilson

The Board of Directors recommends you vote FOR the following proposal(s):

2 Advisory vote on approval of executive compensation.

The Board of Directors recommends you vote 1 YEAR on the following proposal:

The Board of Directors recommends you vote FOR the following proposal(s):

0000315897_3 R1.0.1.15

Voting items Continued

NOTE: In their discretion on such other matters as may properly come before the meeting or, if any nominee listed in Proposal 1 herein is unable to serve for any reason, to vote or refrain from voting for a substitute nominee or nominees.

Voting Instructions

0000315897_4 R1.0.1.15